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                                                                     EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                     TO THE
            SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             VA LINUX SYSTEMS, INC.

     VA Linux Systems, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

     A.   The name of the Corporation is VA Linux Systems, Inc.

     B. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 21, 1999.

     C. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment amends the following provision of the Second Amended and Restated Certificate of Incorporation of the Corporation.

     D. This amendment to the Corporation's Certificate of Incorporation set forth below was approved by the Board of Directors of the Corporation and by written consent of the stockholders of the Corporation in accordance with Sections 242 and 228 and of the General Corporations Law of the State of Delaware.

     FIRST: The "FIRST" section of the Second Amended and Restated Certificate of Incorporation of the Corporation shall be amended in its entirety and replaced as follows:

        "FIRST:The name of this Corporation is VA Software Corporation."

     SECOND:That thereafter, the necessary number of shares of the Corporation's capital stock as required by Section 228 of the General Corporation Law of Delaware consented by written consent in lieu of a meeting in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH:That the capital stock of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation to be executed by its Chairman and Chief Executive Officer, Larry M. Augustin, this 5th day of December 2001.

                                        By: /s/ Larry M. Augustin
                                            ------------------------------------
                                            Larry M. Augustin,
                                            Chairman and Chief Executive Officer